Exhibit 10.3

Share Transfer Memorandum of Understanding

This Share Transfer Memorandum of Understanding (“MOU”) is entered into and effective as of June 18, 2013 (the “Effective Date”) at Chengdu, Sichuan, China, by and among Diodes Incorporated (“Diodes”), the actual controller of Zetex Chengdu Electronics Ltd., Chengdu Ya Guang Electronic Engineering Factory (“Ya Guang”), a shareholder of Zetex Chengdu Electronics Ltd., and Zetex Chengdu Electronics Ltd. (“Zetex Chengdu”). Each may be referred to as a party (“Party”) or all maybe referred to as parties (“Parties”).

All Parties, based on an equal, voluntary and consensual relationship, agreed to this MOU as follows, regarding the matter of Ya Guang transferring a portion of its ownership of shares of Zetex Chengdu to Diodes:

1. Ya Guang shall transfer a portion of its ownership of shares of Zetex Chengdu to Diodes, and the transferred portion shall equal to approximately 62.36% of Zetex Chengdu’s registered capitals (the “Transferred Portion”).

2.The consideration for the transfer of ownership is equal to the amount of the net assets audited and verified by an appointed appraisal agency.

3. After the Transferred Portion is owned by Diodes, Diodes and its affiliates shall own 95% of Zetex Chengdu’s registered capitals, and Ya Guang shall own 5% of Zetex Chengdu’s registered capitals.

4. This MOU shall be effective for a period of eighteen (18) months from the Effective Date stated above (“MOU Effective Period”). Parties shall complete a definitive agreement to this MOU within the MOU Effective Period.

5. Diodes and Ya Guang warrant to each other that after signing this MOU and the definitive agreement to this MOU, both Diodes and Ya Guang shall continue their respective support for Zetex Chengdu without any change to any Parties’ usual business relationship.

6. After the completion of the terms and conditions of this MOU and the definitive agreement to the MOU, Zetex Chengdu shall amend its bylaws and articles of incorporation to reflect in its bylaws and articles of incorporation of Diodes and Ya Guang’s respective rights and obligations under the appropriate governing law.

7. Ya Guang and Zetex Chengdu shall jointly certify and warrant to Diodes (i) that Zetex Chengdu and its past and present operations have not violated the Chinese anti-bribery laws and the Foreign Corrupt Practices Act of the United States of America, (ii) that all entries to Zetex Chengdu’s past and present books and records have been properly recorded under the law and (iii) that Zetex Chengdu’s past and present accounting practices have been proper under the law.

8. Diodes has the right to inspect and assess Zetex Chengdu’s books and records and account practices prior to complete signing the definitive agreement to the MOU with all Parties involved herein.

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9. Diodes understands that Ya Guang’s transfer of ownership of shares of Zetex Chengdu must be approved by the State-owned Assets Management Department, and be announced to sell on the Assets and Equity Exchange

10. Diodes shall have the right to transfer or assign its ownership of the Transferred Portion of the shares of Zetex Chengdu to any of Diodes’ subsidiaries at Diodes’ own discretion. Diodes shall have the right to transfer or assign any of its rights and obligations under the MOU and the definitive agreement to any of Diodes’ subsidiaries at Diodes’ own discretion.

11. All numbers, amounts and percentages stated in this MOU are not definitive or final and are subject to further negotiation, verification and change. Only those numbers, amounts and percentages stated in the definitive agreement to this MOU are definitive and final.

12. Other unsettled issues or issues not discussed in this MOU, Parties shall continue to negotiate to resolve them.

Signed and sealed by the Parties to this MOU:

Diodes Incorporated.

Justin Kong Authorized Representative

Chengdu Ya Guang Electronic Co., Ltd

He Fang Authorized Representative

Zetex Chengdu Electronics Ltd.

Shi Ji Peng Authorized Representative

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